Exhibit 5.1

1325 AVENUE OF THE AMERICAS ■ NEW YORK, NEW YORK 10019 TELEPHONE: 212.451.2300 ■ FACSIMILE: 212.451.2222

January 31, 2025
PLBY Group, Inc.
10960 Wilshire Blvd., Suite 2200
Los Angeles, California 90024
Re:    Registration Statement on Form S-3
Ladies and Gentlemen:
We are acting as counsel to PLBY Group, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 filed by the Company on January 31, 2025 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer and resale from time to time by the selling stockholders (the “Selling Stockholders”) identified in the prospectus constituting a part of the Registration Statement (the “Prospectus”) of up to 25,494,268 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) consisting of (i) 3,784,688 shares of Common Stock issued upon partial conversion of shares of the Company’s Series B Convertible Preferred Stock, par value $0.0001 per share (the “Series B Convertible Preferred Stock”), which were issued in a private placement pursuant to an Exchange Agreement, dated November 11, 2024 (the “Exchange Agreement”), by and among the Company and the Selling Stockholders, (ii) 2,581,218 shares of Common Stock (the shares of Common Stock in (i) and (ii), the “Existing Shares”) held by the Selling Stockholders as of the date of the Exchange Agreement and (iii) 19,128,362 shares of Common Stock (the “Conversion Shares”) issuable upon conversion of the remaining shares of the Series B Convertible Preferred Stock, which were issued in a private placement pursuant to the Exchange Agreement.
We advise you that we have examined executed originals or copies certified or otherwise identified to our satisfaction of the following documents: (a) the Registration Statement, (b) the Prospectus, (c) the Exchange Agreement, (d) the Company’s Second Amended and Restated Certificate of Incorporation, as amended to date, (e) the Certificate of Designation of the Series B Convertible Preferred Stock (together with the Exchange Agreement, the “Transaction Documents”), (f) the Company’s Amended and Restated Bylaws, as amended to date, and (g) certain resolutions adopted by the Board of Directors of the Company. In addition, we have examined and relied upon such corporate records and other documents, instruments and certificates of officers and representatives of the Company and of public officials, and we have made such examination of law, as we have deemed necessary or appropriate for purposes of the opinions expressed below. As to certain factual matters, unless otherwise indicated, we have relied, to the extent we have deemed proper, on certificates of certain officers of the Company.

January 31, 2025

We have assumed for purposes of rendering the opinions set forth herein, without any verification by us:
(i)    the genuineness of all signatures, the legal capacity of all natural persons to execute and deliver documents, the authenticity and completeness of documents submitted to us as originals and the completeness and conformity with authentic original documents of all documents submitted to us as copies, that all documents, books and records made available to us by the Company are accurate and complete; and
(ii)    that each Transaction Document has been duly authorized, executed and delivered by each party thereto, that each such party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and all jurisdictions where it is conducting business or otherwise required to be so qualified, that each such party has full power, authority and legal right to enter into and perform the terms and conditions of such Transaction Document to be performed by it, that the representations and warranties of each such party as set forth in such Transaction Document when made were, and on the date hereof are, true and complete, and that such Transaction Document constitutes a legal, valid and binding obligation of each such party, enforceable against it in accordance with their respective terms.
Based upon the foregoing and subject to the qualifications, assumptions and limitations contained herein, we are of the opinion that (i) the Conversion Shares are duly authorized, and when issued in accordance with the terms of the Series B Convertible Preferred Stock, will be validly issued, fully paid and nonassessable and (ii) the Existing Shares have been duly authorized and validly issued and are fully paid and non-assessable.

We are members of the Bar of the State of New York. We do not express any opinion as to the effect of any laws other than the laws of the State of New York and the General Corporation Law of the State of Delaware, and the federal laws of the United States of America, as in effect on the date hereof.
This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly set forth herein. This opinion letter is not a guaranty nor may one be inferred or implied. This opinion letter speaks as of the date hereof and we assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in fact or law that may hereafter occur.

January 31, 2025

We hereby consent to the filing of this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act with the Commission as an exhibit to the Registration Statement and to the reference made to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.
Very truly yours,
/s/ Olshan Frome Wolosky LLP
OLSHAN FROME WOLOSKY LLP